William D. Chapman Director, Investor Relations 847-535-0881 william.chapman@grainger.com	Robb M. Kristopher Manager, External Communications 847-535-0879 robb.kristopher@grainger.com

GRAINGER REPORTS EPS OF 79 CENTS FOR 2005 FIRST QUARTER

CHICAGO, April 15, 2005 – Grainger (NYSE: GWW) today reported a 14 percent increase in earnings per share for the first quarter ended March 31, 2005. Earnings per share of 79 cents versus 69 cents in the 2004 quarter set a first quarter record. Sales were $1.3 billion, up 9 percent over the prior year’s first quarter. Net earnings were up 16 percent to $72.8 million.

Grainger’s Chairman and Chief Executive Officer Richard L. Keyser said, “Overall in the first quarter we saw healthy sales growth in the government, manufacturing, transportation and commercial sectors, even though March sales showed some softness, particularly at the end of the month due to the timing of the Easter holiday. Our market expansion program remains on track and is contributing to our growth rate. We are also continuing to see improvements in product availability resulting from our logistics network.”

W.W. Grainger, Inc. - 2005 first quarter results

Keyser added, “During the first quarter we continued to work on our SAP system. I’m pleased that the team has virtually completed development and that additional testing has been built into the plan. We now expect to begin implementation in the first half of 2006. When complete, the new system will provide us with a single, uniform platform that will help us better serve customers.” Keyser reiterated the company’s projected earnings per share guidance of $3.20 to $3.45 for 2005.

Branch-based Distribution
Sales in the Branch-based Distribution segment were up 9 percent in the 2005 first quarter. In the United States, sales were up 8 percent, with growth in all customer end markets, led by the manufacturing and commercial sectors.

Phase 1 of the market expansion program – Atlanta, Denver and Seattle – is complete; sales were up 11 percent for the quarter, in spite of weakness in the Denver market. Phase 2, covering four markets in Southern California, is now 65 percent complete, with sales up 14 percent. Phase 3 – Houston, St. Louis and Tampa – is 55 percent complete with sales up 19 percent for the quarter. Overall, market expansion contributed 1.3 percentage points to the 9 percent segment sales growth.

Sales in Canada were up 12 percent for the quarter, 4 percent in local currency, due primarily to increased sales in the natural resource sector. Sales in Mexico were up 15 percent for the quarter, driven by enhanced telesales efforts and incremental sales from one new and one expanded branch, both added in 2004.

Operating earnings for the Branch-based Distribution segment were up 2 percent. This increase was primarily the result of volume growth and improved gross profit margins, partially offset by higher operating expenses. Excluding the impact of the market expansion program, operating earnings would have been up 10 percent.

W.W. Grainger, Inc. - 2005 first quarter results

Lab Safety Supply (LSS)
Sales for Lab Safety Supply (LSS) increased 9 percent, in large part due to the acquisition of AW Direct, Inc., in January 2005, and increased volume in core product lines. These increases were partially offset by the discontinuation of Harvest Partners, a customer loyalty program, in April 2004. Operating earnings increased 15 percent during the quarter due to the sales increase and improved gross profit margins, partially offset by operating expenses, which increased 14 percent.

Other Income/Expense
The company benefited from higher interest income and lower interest expense versus the 2004 quarter. This change was the result of higher average cash balances and higher interest rates. In 2004, the company paid off the majority of its debt. Additionally, the company had gains on the sale of five branches: four located in the United States that were affected by the market expansion program, and one located in Canada.

Tax Rate
The company benefited modestly from a lower tax rate versus the 2004 quarter. The estimated effective tax rate of 37 percent is 1 percentage point lower than the 38 percent rate in the 2004 quarter. This reduction is the result of a lower tax rate in Canada and the realization of tax benefits related to operations in Mexico.

W.W. Grainger, Inc. - 2005 first quarter results

Cash Flow
Operating cash flow was $13 million for the quarter. Capital expenditures for the quarter were $35 million. The company funded its growth initiatives, including the acquisition of AW Direct, Inc., paid dividends and repurchased 239,400 shares of stock during the quarter. Approximately 6.8 million shares remain under the current authorization.

W.W. Grainger, Inc. (NYSE: GWW), with 2004 sales of $5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “remains on track,” “expect,” “estimated,” “expectations,” “projected,” “earnings per share guidance” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. - 2005 first quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars except for per share amounts)

	Three Months Ended March 31,
	2005	2004
Net sales	$1,334,880	$1,227,799
Cost of merchandise sold	836,004	780,334

Gross profit	498,876	447,465
Warehousing, marketing and administrative expenses	390,200	346,717

Operating earnings	108,676	100,748

Other income and (expense):
Interest income	2,447	1,232
Interest expense	(490)	(1,413)
Equity in income (loss) of unconsolidated entities – net	420	(345)
Gain on sale of unconsolidated entity	0	750
Unclassified – net	4,243	141

Total other income and (expense)	6,620	365

Earnings before income taxes	115,296	101,113
Income taxes	42,504	38,554

Net earnings	$72,792	$62,559

Net earnings per share
- Basic	$0.81	$0.69
- Diluted	$0.79	$0.69

Weighted average number of shares outstanding
- Basic	90,395,437	90,219,290
- Diluted	92,460,093	91,273,433

Supplemental financial information concerning the quarter ended March 31, 2005 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Manager, Financial Communications at 847.535.1544 or renee.young@grainger.com.

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